Amendment to Appendix A

Supplement to the Global Custody Agreement

Hong Kong – China – Stock Connect Service

This Amendment to Appendix A (“Amendment”) attached hereto, amended and restated as of October 21, 2025, is the Appendix A to that certain Supplement to the Global Custody Agreement Hong Kong – China Stock Connect Service (the “Letter”) dated as of July 22, 2025 between each account listed on Appendix A (each, a “Portfolio”) to the Custody Agreement dated June 6, 2025 (as may be amended or supplemented from time to time) (the “Agreement”) and The Bank of New York Mellon (“BNY”). The Letter applies to all Portfolios listed on Appendix A attached hereto.

WHEREAS, the parties wish to amend the Letter as set forth herein:

1. Appendix A of the Letter is hereby amended to reflect the addition of the following Portfolios as parties to the Supplement to the Global Custody Agreement Hong Kong – China Stock Connect Service:

• Templeton International Insights ETF

• Putnam International Stock ETF

2. Appendix A is hereby deleted in its entirety and replaced with Appendix A as attached hereto.

3. As hereby amended and supplemented, the Letter shall remain in full force and effect in accordance with its terms. In the event of a conflict between the terms hereof and the Letter, this Amendment shall control. From and after the date hereof, any reference to the Letter shall be a reference to the Letter as amended hereby. Capitalized terms not specifically defined herein will have the same meaning ascribed to them under the Letter.

4. This Amendment constitutes the sole and entire agreement among the parties with respect to the matters dealt with herein, and merges, integrates and supersedes all prior and contemporaneous discussions, agreements and understandings between the parties, whether oral or written, with respect to such matters.

5. This Amendment may be executed in any number of counterparts, either manually or by Electronic Signature, each of which will be deemed an original, and said counterparts when taken together will constitute one and the same instrument and may be sufficiently evidenced by one set of counterparts. Executed counterparts may be delivered by facsimile or email. (“Electronic Signature”) means an image, representation or symbol inserted into an electronic copy of the Agreement by electronic, digital or other technological methods.

6. The governing law provision of the Agreement shall be the governing law provision of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this amended and restated Appendix A to be executed by their officers designated below effective as of the date and year first above written.

THE BANK OF NEW YORK MELLON

By: /s/Danielle Adamson______

Name: __Danielle Adamson ____

Title: _Director_______________

Date: _10/06/2025____________

FRANKLIN TEMPLETON ETF TRUST ON BEHALF OF EACH OF ITS RESPECTIVE PORTFOLIOS LISTED ON APPENDIX A

(“Portfolio”)

By: /s/Chris Kings____________

Name: Chris Kings_____________

Title: Officer-CEO Finance & Administration____

Date: 10/03/2025_________________

APPENDIX A

Effective as of October 21, 2025

Franklin Templeton ETF Trust

Franklin Emerging Market Core Dividend Tilt Index ETF Franklin FTSE Asia Ex Japan ETF

Franklin FTSE China ETF

Franklin Sustainable International Equity ETF

ClearBridge Sustainable Infrastructure ETF

Templeton International Insights ETF

Putnam International Stock ETF